UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 West Loop South, Suite 1500
Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)  (713) 623-0790

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Termination of a Material Definitive Agreement.

On October 6, 2006, Cornell Companies, Inc. (“Cornell”) entered into an Agreement and Plan of Merger (as amended on November 9, 2006, the “Merger Agreement”) with The Veritas Capital Fund III, L.P. (“Veritas”), Cornell Holding Corp. (“Cornell Holding”) and CCI Acquisition Corp. (“Merger Sub”) pursuant to which Merger Sub would have been merged with and into Cornell (the “Merger”), with Cornell surviving the Merger as a wholly-owned subsidiary of Cornell Holding.  Under the terms of the Merger Agreement, Cornell’s stockholders would have received $18.25 per share in cash.

The Merger was subject to a number of conditions contained in the Merger Agreement, including stockholder approval of the Merger Agreement.  On January 23, 2007, a special meeting of the stockholders of Cornell was held in order to vote upon a proposal to approve the Merger Agreement.  The required stockholder vote was not obtained at such meeting and the Merger Agreement was terminated on January 29, 2007 by Cornell pursuant to the terms of the Merger Agreement.  In accordance with the terms of the Merger Agreement, Cornell is required to reimburse Cornell Holding its reasonable and documented out-of-pocket fees and expenses, not to exceed $2.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.

Dated: January 29, 2007	By:	/s/ Patrick N. Perrin
Patrick N. Perrin
Senior Vice President, Chief Administrative Officer, and Secretary